Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-237500) and related Prospectus of Seanergy Maritime Holdings Corp. for the conversion of the Registration Statements on Form F-1 (No. 333-237328) and on Form F-1 MEF (No. 333-237500) to Form F-3 and the registration of up to 37,063,500 common shares issuable on exercise of the Representative’s Warrant and Class D Warrants and to the incorporation by reference therein of our report dated March 5, 2020, with respect to the consolidated financial statements and the financial statement schedule of Seanergy Maritime Holdings Corp. included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
May 7, 2020